ING VARIABLE ANNUITIES First Golden American Life Insurance Company of New York Separate Account NY-B of First Golden American Life Insurance Company of New York

                              PROSPECTUS SUPPLEMENT
                             Dated October 22, 2001

                          Supplement to the Prospectus
                              Dated May 1, 2001 for
            Deferred Combination Variable and Fixed Annuity Contracts
       issued by First Golden American Life Insurance Company of New York
     ("GoldenSelect DVA Plus (NY)(R)," "GoldenSelect DVA Plus (NY)(R) Galaxy
              VIP, " "Empire PrimElite GoldenSelect DVA Plus(R)")


The information in this supplement updates information in and should be read in conjunction with the prospectuses for the above referenced annuity contracts dated May 1, 2001. You should keep this supplement along with the prospectus.

Plan of Merger

On September 25, 2001, the Board of Directors of First Golden American Life Insurance Company of New York ("First Golden") approved a plan of merger to merge First Golden into ReliaStar Life Insurance Company of New York ("ReliaStar of NY"). The merger is anticipated to be effective on January 1, 2002 (the "merger date"), subject to the approval of the Insurance Department of the State of New York, which has the discretion, as deemed necessary, to hold a public hearing with regard to the merger. The merger will have no effect on your underlying investments or your contract, other than to change the company that guarantees your contract benefits. The merger is structured to have no adverse consequences (including federal tax) for any contract owners.

On the merger date, First Golden will cease to exist and will be succeeded by ReliaStar of NY. All contracts previously issued or assumed by First Golden will then become contracts issued or assumed by ReliaStar of NY. On the merger date, you will become a contract owner of ReliaStar of NY, the combined company, to the same extent and with the same rights, powers, privileges, liabilities and duties as though your contract had been originally written by ReliaStar of NY.

The Company

ReliaStar of NY is a New York stock life insurance company originally incorporated on June 11, 1917 under the name The Morris Plan Insurance Society. ReliaStar of NY is authorized to transact business in all states, the District of Columbia and the Dominican Republic and is principally engaged in the business of providing individual life insurance and annuities, employee benefit products and services, retirement plans, and life and health reinsurance. ReliaStar of NY is a wholly-owned subsidiary of Security-Connecticut Life Insurance Company and is an indirect wholly-owned subsidiary of ING Groep, N.V. ("ING"). First Golden is currently owned by Golden American Life Insurance Company, which is also an indirect wholly-owned subsidiary of ING. The purpose of the merger is to consolidate ING's business operations in the state of New York.

The Separate Account

On the merger date, Separate Account NY-B of First Golden ("Account NY-B"), which supports the contracts, will be transferred intact to ReliaStar of NY and renamed Separate Account NY-B of ReliaStar of NY ("ReliaStar Account NY-B"). ReliaStar Account NY-B will support the contracts as well as other contracts ReliaStar of NY may issue in the future. The transfer of Account NY-B is structured to maintain all investment options currently available under the contracts and to have no adverse impact (including federal tax) on any contract owners or any impact on accumulation units, annuity units, and unit values. After completion of the merger, contract owners will receive a current prospectus for ReliaStar Account NY-B.

Financial Information

The financial information of ReliaStar of NY included in this Supplement is intended to provide an overview of the financial condition of ReliaStar of NY. The financial information of ReliaStar of NY has been prepared based on statutory accounting practices. Statutory accounting practices vary in certain significant respects from generally accepted accounting principles (GAAP) as applied to publicly held companies, including stock life insurance companies, for general purpose financial reporting. Significant differences include requiring the immediate recognition of acquisition costs, providing only for income taxes currently payable; recording assets considered non-admitted as a direct adjustment of surplus; requiring an asset valuation reserve; establishing policy reserves for life and annuity products based on statutory mortality and interest rates; valuing bonds based primarily on amortized cost; for certain securities sold, deferring any realized gain or loss due to changes in interest rates and subsequently amortizing the deferred gain or loss over the remaining life of the security sold; recognizing pension costs as paid; and retaining the historical value of assets and liabilities upon a change in ownership. Prospectuses will be delivered to contract owners after the effective date of the merger which will include the complete financial statements for ReliaStar of NY.

The following summary financial information for each of the years in the three year period ended December 31, 2000 has been derived from audited financial statements of ReliaStar of NY. The financial statement of ReliaStar of NY were audited by Ernst & Young LLP, independent auditors, as of December 31, 2000, and for the year then ended, and Deloitte & Touche LLP, independent auditors, as of December 31, 1999 and 1998 and for each of the years then ended.. The summary information for the six month periods ended June 30, 2001 and 2000 has been derived from ReliaStar of NY's unaudited quarterly statements, which in the opinion of management reflect all adjustments necessary for a fair presentation of the information set forth therein, filed with the Insurance Department of the State of New York for each of the six month periods ended June 30, 2001 and 2000. The results for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

                                                    Six Months
                                                  Ended June 30,             Year Ended December 31,
                                                   (unaudited)
                                            ---------------------------    ----------------------------

                                               2001           2000            2000            1999
                                            -----------    ------------    ------------    ------------

Statutory Basis Statements of Operations
Data

Revenues:
   Premiums and  annuity considerations     $105.4         $96.6           $190.4          $199.0
   Net investment income...............       69.3          73.0            142.1           146.9

       Total revenues..................      182.4         249.4            470.4           549.6

   Total  Benefits and expenses,             150.3         212.9            438.3           499.1
   excluding taxes.....................

     Net Gain from operations before          32.2          36.4             32.1            50.5
       federal income taxes and dividends
       to policyholders................
   Federal income taxes (excluding taxes      15.9          14.3             13.1            17.2
   on capital gains and losses)........

     Net Gain from operations before          16.3          22.1             19.0            33.3
       dividends to policyholders and
       realized capital gains and losses
Dividends to policyholders.............         .3            .2               .5              .5

     Net Gain from operations before          16.0          21.9             18.5            32.8
       realized capital gains and  losses
Net Realized capital losses, net of tax       (1.6)          .6             (12.4)           (1.9)


       Net income......................      $14.4         $22.5            $ 6.1          $ 30.9

                                                   At June 30,                   At December 31,
                                                   (unaudited)
                                            ---------------------------    ----------------------------

                                               2001           2000            2000            1999
                                            -----------    ------------    ------------    ------------


Statutory Basis Statements of Financial
Position Data

Assets:
   Cash and invested assets............   $1,939.1      $1,888.6         $1,840.8         $1939.6
   Other assets........................       65.2          48.5             (1.2)             .8

   Separate account assets.............      576.6         705.1            609.7           687.5

       Total assets....................   $2,580.9      $2,642.2         $2,499.2        $2,678.0

Liabilities:...........................
   Aggregate  reserves for policies and   $1,471.6      $1,533.6         $1,491.0        $1,609.0
     contracts.........................
   Interest maintenance reserve........        2.2           6.2
   Asset valuation reserve.............       16.1          19.8             14.1            18.4
   Other liabilities...................      268.7         144.8             64.1            46.6

   Separate account liabilities........      572.7         700.3            605.7           682.6


       Total liabilities...............    2,331.3       2,404.7          2,277.1         2,456.2

Policyowners' surplus..................      249.6         237.5            222.1           221.8


Total liabilities and policyowners'
surplus................................   $2,580.9      $2,642.2         $2,499.2        $2,678.0

Total Adjusted Capital.................

   Policyowners' surplus...............     $249.6        $237.5           $222.1        $  221.8
   AVR/MSVR............................       16.1          19.8             14.1            18.4

   50% of dividend liability...........      .  0           .  0            .  0             .  0


       Total adjusted capital..........     $233.5        $217.7           $208.0          $203.4

DVA Plus Merger Supplement
111456